Exhibit 99.1

BioSig Technologies Announces New Collaboration on Development of Artificial Intelligence Solutions in Healthcare

●	The Company partners with Reified Capital, a provider of advanced artificial intelligence-focused technical advisory services to the private sector

●	Collaboration to focus on machine learning and artificial intelligence solutions for healthcare

●	Initial solutions to be centered on BioSig’s core competencies in electrophysiology

Westport, CT, December 03, 2019 --  BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or the “Company”), a medical technology company developing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company entered into a technical collaboration with Reified Capital, a provider of advanced artificial intelligence-focused technical advisory services to the private sector. Reified was co-founded by Dr. Alexander D. Wissner-Gross and Timothy M. Sullivan, the founders of Gemedy.

The new collaboration with Cambridge, Massachusetts-based Reified will focus on developing a foundational artificial intelligence platform on the basis of integrated healthcare datasets, beginning with ECG and EEG data acquired by BioSig’s first product, PURE EP(tm) System - a novel real-time signal processing platform engineered to provide electrophysiologists with high fidelity cardiac signals. Electrophysiology focused technological solutions developed under the terms of this collaboration will be integrated into the PURE EP(tm) technology platform. Reified is led by Harvard- and MIT-trained computer scientist and physicist Dr. Wissner-Gross, an award-winning computer scientist, physicist, entrepreneur and author. Technical expertise that the Reified team is planning to bring to the project includes data analysis, algorithmic modeling and development.

“Integration of AI can open new avenues for improved diagnosis and more effective therapy delivery for bioelectronic medicine in particular and healthcare in general. We are thrilled to partner with Alex and his outstanding team, and look forward to working with them on developing world-class artificial intelligence and machine learning solutions, which, we believe, will benefit a worldwide physician audience,” commented Kenneth L Londoner, Chairman and CEO of BioSig Technologies, Inc.

“The application of modern AI and machine learning techniques to electrophysiology presents one of the most promising healthcare opportunities of our time,” said Dr. Wissner-Gross. “We look forward to our forthcoming collaboration with BioSig Technologies.”

On November 21, 2019 the Company announced that it commenced patient enrollment in its first clinical trial for the PURE EP(tm) System.

About Reified Capital
Reified Capital, LLC is a provider of advanced artificial intelligence-focused technical advisory services to the private sector. Reified’s areas of expertise include machine learning, data analysis, modeling and simulation, cybersecurity, knowledge management, cyber-physical systems, and autonomous systems.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP(tm) System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP(tm) System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Andrew Ballou
BioSig Technologies, Inc.
Vice President, Investor Relations

54 Wilton Road, 2nd floor

Westport, CT 06880

aballou@biosigtech.com

203-409-5444, x119